                                                                    Exhibit 10.1

              SIXTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

     This Sixth Amended and Restated Revolving Credit Agreement dated as of May 4, 2006 (the "Agreement"), is between Max & Erma's Restaurants, Inc., a Delaware corporation (the "Company"), and National City Bank, individually and as agent (the "Bank") amends and restates in its entirety the Fifth Amended and Restated Revolving Credit Agreement between the parties dated September 22, 2003, as the same was amended from time to time. The parties agree as follows:

                                    SECTION 1

                         AMOUNT AND TERMS OF THE CREDIT

     1.1 Commitment of the Bank.

               1.1.1. Commitment. The Bank agrees, on the terms and conditions of this Agreement and provided that no Event of Default or Default (the definitions of those and other capitalized terms used herein have the meanings provided in Section 9) then exists, to make Loans to the Company at the main office of the Bank, 1 East Fourth Street, Cincinnati, Ohio, from time to time on and after the date hereof but prior to the Term Loan Maturity Date, the Revolving Credit Maturity Date or the Draw Note Maturity Date.

               1.1.2. Maximum Commitment. The Bank agrees to extend the following credit term facilities: (a) a term loan (the "Term Loan") in the original principal amount of $20,600,000, evidenced by the Second Amended and Restated Term Promissory Note dated as of the date hereof in the amount of $12,800,000, payable by the Company to the Bank in 19 equal quarterly installments of principal of $600,000 plus interest commencing August 1, 2006 and terminating on March 1, 2011 (the "Term Loan Maturity Date") pursuant to the terms thereof and Section 1.4 hereof (the "Term Note"), (b) a revolving loan in the original principal amount of $15,000,000 pursuant to the terms of a Second Amended and Restated Revolving Credit Note dated as of the date hereof (the "Revolving Note") and (c) a term loan in the maximum amount of $2,375,000 pursuant to the terms of a Draw Promissory Note dated as of the date hereof (the "Draw Note" and, collectively with the Revolving Note and the Term Note, the "Notes"). The maximum amount of all outstanding Loans of the Bank to the Company under this Agreement shall not exceed $30,175,000 (the "Maximum Commitment"). The Maximum Commitment of the Bank as adjusted from time to time is hereinafter called the "Commitment" of the Bank.

               1.1.3. Revolving Commitment. The $15,000,000 available to the Company under the Revolving Note shall be hereinafter called the "Revolving Commitment." As of the Revolving Credit Maturity Date (as defined below), the Bank shall have no further obligation to fund any Revolving Credit Loans under this Agreement. Any amounts outstanding under the Revolving Credit Note shall become due and payable on March 1, 2011 ("Revolving Credit Maturity Date") pursuant to the terms thereof and Section 1.4 hereof. No Commitment shall become effective until each of the parties hereto shall have executed this Agreement or a counterpart hereof.

               1.1.4. Draw Note. The $6,000,000 available to the Company under the Draw Note shall be hereinafter called the "Draw Commitment." The Company has borrowed (individually a "Draw Loan" and collectively the "Draw Loans") an amount not to exceed the Draw Commitment. After the receipt of a Draw Loan, the Company must fulfill the Draw Loan Conditions Subsequent described below.

                    (a) In addition, the Company must provide to the Bank as soon as possible, but in no event later than sixty (60) days after the receipt of a Draw Loan, (1) a copy of a release or the bill of sale of the leased equipment executed by the lessor in form reasonably acceptable to the Bank and (2) UCC termination statements regarding any UCC-1 financing statements the lessor filed against the equipment (collectively, the "Draw Loan Conditions Subsequent").

                    (b) Any principal amounts outstanding under the Draw Note shall become due and payable on the last day of the month commencing on December 31, 2003 in monthly installments of $125,000 until the earlier (a) December 31, 2007 or (b) the Subordinated Debt Funding Date (the "Draw Loan Maturity Date"), when all remaining principal on the Draw Note shall become due and payable.

                    (c) Interest shall accrue on each Draw Loan from the date the Draw Loan is made, and interest on the Draw Loans shall be paid, in accordance with the provisions of Section 1.4 hereof.

     1.2 Cancellation or Reduction of the Commitment by the Company. During the period from and including the date of this Agreement to but excluding the later of the Term Loan Maturity Date, the Revolving Credit Maturity Date or the Draw Loan Maturity Date, the Commitment of the Bank may, subject to the payment of the Interest Preservation Amount described in Section 1.5, be cancelled or may be reduced permanently from time to time by the Company in the amount of $100,000 or any larger amount which is a whole multiple of $100,000 upon 10 Banking Days' written notice to the Bank of the Company's election to do so, which notice shall specify the date when such cancellation or reduction shall be effective and on the effective date of such reduction the Commitment of the Bank shall be reduced; provided that-

                    (a) any such cancellation or reduction shall be irrevocable;

                    (b) in the event of a cancellation of the Commitment of the Bank, (i) the Notes shall be paid in full, (ii) all Commitment Fees due to the date of cancellation shall be paid in full and (iii) all expenses due pursuant to Section 10.7 hereof shall be paid in full; and

                    (c) in the event of a reduction of the Commitment of the Bank to an amount less than the principal amount then outstanding hereunder, the Notes shall be prepaid so that the unpaid aggregate principal amount of the then outstanding Loans does not exceed the Commitment of the Bank as so reduced.

     1.3 Fees.

          (a) Commitment Fee. As consideration for the Commitment of the Bank, the Company shall pay to the Bank a fee (the "Commitment Fee") on the daily average unused portion of the Bank's Revolving Commitment and the Draw Commitment at a rate per annum equal to 1/2 of 1%, commencing with the effective date hereof (calculated on the basis of the actual number of days elapsed over a year of 360 days). The Commitment Fee shall be payable quarterly on the date for payment of interest pursuant to Section 1.4 commencing with the first such date after the effective date hereof.

          (b) Additional Commitment Fee. The Company hereby agrees to pay an additional commitment fee equal to 0.25% of any new funds above the amount of the Maximum Commitment made available to the Company by the Bank in the future. Any such new funds shall be subject to the terms of this Agreement as amended from time to time.

          (c) Agency Fee. As consideration for the Bank agreeing to serve as agent and participate a portion of the Commitment, the Company shall pay to the Bank an Agency Fee of $25,000 on each November 1 thereafter until the later of the Term Loan Maturity Date, the Revolving Credit Maturity Date or the Draw Loan Maturity Date.

          (d) Waiver and Restructuring Fee. The Company hereby agrees to pay a waiver and restructuring fee of $40,000 to the Bank in consideration of the Bank agreeing to waive various covenant violations and restructure the credit provided hereunder in connection with the issuance of new Subordinated Debt.

     1.4 The Notes.

          (a) Form. The Loans made by the Bank pursuant hereto shall be evidenced by the Revolving Note of the Company substantially in the form of Exhibit A-1,the Term Note of the Company substantially in the form of Exhibit A-2 and the Draw Note of the Company substantially in the form of Exhibit A-3, payable to the order of the Bank and representing the obligation of the Company to pay the amount of the Commitment or, if less, the aggregate


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

unpaid principal amount of all Loans made by the Bank, with interest thereon as prescribed in this Section 1.4. The Notes shall (i) be dated on the date hereof,
(ii) be stated to mature on the respective Maturity Dates; and (iii) bear interest at the applicable interest rate per annum as provided in, and payable as specified in this Section 1.4. Each Loan made by the Bank and each payment made on account of principal on the Notes shall be recorded by the Bank, on its books and records or endorsed on the grid attached to the applicable Note, such books and records or endorsements to constitute prima-facie evidence of the amount of all Loans and payments; provided, however, that the failure of the Bank to make such recordation shall not limit or otherwise affect the obligations of the Company under the Notes.

          (b) Interest. Each Loan shall bear interest on the unpaid principal balance of all Loans made by the Bank for each day from the day such Loan is made until it becomes due, at a fluctuating rate per annum equal to (the rate set forth below (as adjusted based upon the Company's submission of financial information pursuant to Section 5.2 herein). The interest rate adjustment will be effective the first Monday following receipt by the Bank of the Quarterly Compliance Certificate pursuant to Section 5.4(c) herein. The interest rate will be established according to the following schedule based upon the Financial Ratio (as defined in Section 6.2(h) hereof) of the Company during the immediately preceding twelve month period as of the date of each fiscal quarter end:

Ratio at quarter end                Rate for following quarter
--------------------                --------------------------
Less than 4.25:1.0     Either the Prime Rate minus 25 basis points or
                       the LIBOR Rate plus 250 basis points

4.25 through 5.0:1.0   Either the Prime Rate plus 25 basis points or the
                       LIBOR Rate plus 300 basis points

Greater than 5.0:1.0   Either the Prime Rate plus 75 basis points or the
                       LIBOR Rate plus 350 basis points

     Interest on all Loans shall be calculated on the basis of the actual number of days elapsed over a year of 360 days. As used in this Agreement, the term "Prime Rate" on any day shall mean the rate published or announced by the Bank as its prime rate which rate may not be the Bank's lowest rate. Any change in the interest rate on a Loan due to a change in the Prime Rate shall take effect on the date of such change in the Prime Rate. "LIBOR Rate" shall mean the offered rate for U.S. Dollar deposits of not less than $1,000,000.00 for a period of time equal to each Interest Period as of 11:00 A.M. City of London, England time two London Business Days prior to the first date of each Interest Period of the Notes as shown on the display designated as "British Bankers Assoc. Interest Settlement Rates" on the Telerate System ("Telerate"), Page 3750 or Page 3740, or such other page or pages as may replace such pages on Telerate for the purpose of displaying such rate; provided, however, that if such rate is not available on Telerate then such offered rate shall be otherwise independently determined by the Bank from an alternate, substantially similar independent source available to the Bank or shall be calculated by the Bank by a substantially similar methodology as that theretofore used to determine such offered rate in Telerate. "London Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City of London, England. Each change in the rate to be charged hereunder will become effective without notice on the commencement of each Interest Period based upon the LIBOR Rate then in effect. "Interest Period" means each consecutive one, two, three or six month period (the first of which shall commence on the date of this Agreement) effective as of the first day of each Interest Period and ending on the last day of each Interest Period, provided that if any Interest Period is scheduled to end on a date for which there is no numerical equivalent to the date on which the Interest Period commenced, then it shall end instead on the last day of such calendar month. Under no circumstances will the interest rate on the Notes be more than the maximum rate allowed by applicable law.

          (c) Interest Payments. Interest on the Loans shall be payable quarterly on the first day of each February, May, August and November, commencing on the first such date following the initial Loan. To the extent permitted by applicable law, the Bank may charge interest at the foregoing rates on all interest and other amounts owing hereunder which are not paid when due.

          (d) Principal. Principal on the Loans shall be due and payable pursuant to the terms of the Notes and shall be due and payable in full on the respective Maturity Dates; provided, however, that any Excess Cash Flow payments the Company makes shall be applied to principal reduction of the Term Note in the inverse order of maturity. The Company shall be required to make additional principal payments on the Term Loan based on the annual Net Income of the Company, commencing for the fiscal year ending in 2003. The Company shall pay an amount (the "Excess Cash Flow") equal to fifty percent (50%) of the Company's annual Net Income that exceeds the amount of principal paid by the Company on the Term Loans during such fiscal year; provided, however, that such payment shall never be greater than $500,000 for any fiscal year. The Company shall pay the Excess Cash Flow on the February 1 occurring immediately after each fiscal year end. The Company shall be required to pay any Excess Cash Flow to the Bank.

     1.5 Prepayments and Right to Reborrow. Except as set forth below, outstanding Loans may be prepaid in whole at any time or in part from time to time without premium or penalty. No prepayment shall affect the Company's right to reborrow from the Bank under the Revolving Commitment of the Bank up to the permissible amount hereunder prior to the Revolving Credit Maturity Date. The Company may prepay all or any portion of the principal amount of the Loans bearing interest at a LIBOR Rate, provided that if the Company makes any such prepayment other than on the last day of an Interest Period, the Company shall pay all accrued interest on the principal amount prepaid with such prepayment and, on demand, shall reimburse the Bank and hold the Bank harmless from all losses and expenses incurred by the Bank as a result of such prepayment, including, without limitation, any losses and expenses arising from the liquidation or reemployment of deposits acquired to fund or maintain the principal amount prepaid. Such reimbursement shall be calculated as though the Bank funded the principal amount prepaid through the purchase of U.S. Dollar deposits in the London, England interbank market having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period, whether in fact that is the case or not. The Bank's determination of the amount of such reimbursement shall be conclusive in the absence of manifest error.


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

     1.6 Loans. Each Loan shall be made pursuant to the Bank's Automated Line of Credit Service. Further, the Bank will, at the request of the Company repay prior Loans pursuant to the Automated Line of Credit service. The Company may request the Bank to make Loans by written or telephonic request made prior to 2:00 p.m. Columbus, Ohio time. The proceeds of any such request will subject to the satisfaction of the terms and conditions of this Agreement, promptly made available to the Company by the Bank at the office of the Bank by crediting the account of the Company on the books of such office of the Bank.

     1.7 Letters of Credit.

          (A) The Company may request a Letter of Credit by completing the Bank's then standard application for a Letter of Credit and delivering the application to the Bank at least two days before the date on which the Letter of Credit is to be issued. On the date the Letter of Credit is to be issued, the Bank shall deliver the Letter of Credit to the Company, or to the Person designated by the Company. No Letter of Credit shall be issued with an expiration date after the Revolving Credit Maturity Date or which is payable in a currency other than United States dollars. Except as otherwise provided herein, all the terms of the Letter of Credit and such standard application shall govern the Letter of Credit. The amount of each Letter of Credit must be approved by the Bank (provided that there shall never be more than $500,000 in face amount of Letters of Credit outstanding), and the Bank may disapprove a Letter of Credit request at any time for any reason. The Revolving Commitment shall be reduced by the face amount of any Letter of Credit.

          (B) The Company shall immediately reimburse the Bank for the amount paid on all drafts drawn under Letters of Credit issued hereunder. If, notwithstanding the foregoing sentence, the Company should fail to so immediately reimburse the Bank, then, in addition to any other remedy which the Bank may have with respect to such failure, any amount paid by the Bank on any draft under a Letter of Credit shall be treated as a Loan (bearing interest as provided in Section 1.4).

                                    SECTION 2

                                  GENERAL TERMS

     2.1 Payments. The Company shall make all payments of principal, interest and Commitment Fees to the Bank as payee at its main office, 155 East Broad Street, Columbus, Ohio 43251, in immediately available funds prior to 3:00 p.m., Cincinnati, Ohio time, on the date such payments shall become due in accordance with the terms hereof and of the Notes.

     2.2 Payment on Non-Banking Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall in such case be included in the computation of payment of interest hereunder or under the Notes or the Commitment Fees hereunder, as the case may be.


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

     2.3 Setoffs. Upon the occurrence of any Event of Default, the Bank shall ha the right to setoff against all obligations of the Company to the Bank hereunder, under the Notes or under any of the Loan Documents, whether matured or unmatured, all amounts owing to the Company by the Bank or any Affiliate of the Bank, whether or not then due and payable, and all other funds or property of the Company on deposit with or otherwise held by or in the custody of the Bank or any Affiliate of the bank for the beneficial account of the Company.

     2.4 Capital Adequacy. If, on or after the date hereof, the Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return below that achieved on the date of this Agreement on the Bank's capital as a consequence of its obligations hereunder to a level below that which the bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then, sixty days after the Bank delivers notice to the Company regarding such circumstances, the Company shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

     2.5 Interest After Maturity. Whenever any payment to be made hereunder, under the Notes or under any of the Loan Documents shall become due and payable, whether at the stated maturity thereof, by acceleration or otherwise, interest thereon shall thereafter be payable at the interest rate per annum then in effect plus 300 basis points.

     2.6 Security. The obligations of the Company hereunder are secured pursuant to the Security Agreements.

                                    SECTION 3

                             CONDITIONS OF BORROWING

     The obligation of the Bank to make the Loans to the Company provided for hereunder shall be subject to the following conditions.

     3.1 Conditions Precedent to Initial Loan. Prior to the initial Loan, the Company shall furnish to the Bank all of the following, each dated the date hereof (unless otherwise indicated) in form and substance satisfactory to the
Bank:

          (a) Notes. Properly executed forms of the Revolving Note, the Term Note and the Draw Note, each drawn to the order of the Bank in the principal amount of the Bank's Commitment.

          (b) Security Agreements. A properly executed Amendment No. 4 to Third Amended and Restated Security Agreement dated May 4, 2005 (the "Personal Property Security

Agreement"), a properly executed Amendment No. 2 to Amended and Restated Intellectual Property Security dated May 4, 2005 (the "Intellectual Property Security Agreement") and various Leasehold Open End Mortgage, Fixture Filing, Security Agreements and Assignment of Subleases and Rents dated as of May 4, 2005 (the "Leasehold Mortgages" and, collectively with the Personal Property Security Agreement and the Intellectual Property Security Agreement, the "Security Agreements").

          (c) Financing Statements, Assignments, Etc.. Copies of duly completed and executed Uniform Commercial Code financing statements and/or statements of assignment and/or statements of amendment with respect to the property covered by the Security Agreements in proper form for filing in all jurisdictions in which such filing is necessary or appropriate to establish, perfect, protect and preserve the rights, titles, interests, remedies, powers, privileges and Liens of the Bank in such property.

          (d) Liens and Other Searches. Results of record searches by a Person satisfactory to the Bank, of the Uniform Commercial Code filings which may have been filed with respect to the personal property of the Company in the state and county filing offices and real estate records in each of the jurisdictions requested by the Bank, and of judgment and tax Liens with respect to the Company.

          (e) Certified Resolutions, Certificate of Incorporation and Good Standing Certificate of Company. A certified copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the Notes issued hereunder, and the Security Agreements, a Certificate of Incorporation (certified by the Delaware Secretary of State) of the Company and a Good Standing Certificate (issued by the Delaware Secretary of State) of the Company.

          (f) Participation Agreement. The Twelfth Amended and Restated Participation Agreement among the Bank, Park National Bank and The Huntington National Bank shall have been acknowledged by the Company.

          (g) Closing Fee. The Company shall pay the fee described in Section 1.3(d) of $40,000 to the Bank, to be divided among the Bank and the participant lenders.

          (h) Payments Due at Closing. The Company shall pay the out-of-pocket expenses of the Bank incurred in connection with the closing, including, without limitation, legal fees and lien search expenses.

     3.2 Conditions Precedent to Each Loan. The obligation of the Bank to make any Loan hereunder (including the initial Loan) shall be subject to the further condition precedent that, at the time of each Loan, the Company shall be in compliance with all of the provisions, warranties, covenants and conditions contained in this Agreement, and there shall exist no Default or Event of Default as set forth in Section 7. Each borrowing hereunder shall be deemed to be a representation and warranty by the Company on the date of such borrowing that the representations and warranties contained in Section 4 are true and correct, and that the Company is then in compliance with the covenants contained in Sections 5 and 6.

                                    SECTION 4

                         REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Bank, which representations and warranties will survive the execution and delivery of this Agreement and the Notes, as follows:

     4.1 Organization and Authority. The Company is a corporation duly incorporated, and is existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, corporate or otherwise, to own or lease its properties and to carry on its business as now conducted. The Company has all requisite power and authority, corporate or otherwise, to enter into and perform all of its obligations under this Agreement, the Notes, and the Security Agreements. The execution, delivery and performance of this Agreement, the Notes and each of the Loan Documents have been duly authorized by the Company by appropriate corporate action, there is no prohibition, either in law, in its Certificate of Incorporation or Bylaws, in any order, writ, injunction or decree of any court or arbitrator presently in effect having applicability to the Company, or in any agreement to which it is a party, which in any way prohibits or would be violated by the execution and carrying out of this Agreement, the Notes or any of the Loan Documents in any respect; this Agreement, the Notes and each of the Loan Documents have been duly executed and delivered and are the legal, valid and enforceable obligations of the Company, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or laws affecting creditors' rights generally.

     4.2 Qualification. The Company is duly qualified or licensed and in good standing as a foreign corporation duly authorized to do business in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted makes such qualifications or licensing necessary.

     4.3 Financial Statements. The Company has furnished to the Bank audited financial statements of the Company including (a) an audited balance sheet as at October 30, 2005; (b) an audited statement of operations for the year ended October 30, 2005, (c) an audited statement of shareholders' equity for the year ended October 30, 2005; and (d) an audited statement of cash flow for the year ended October 30, 2005. The Company has also furnished to the Bank unaudited financial statements for the interim period ending on, and as of February 19, 2006. Except as disclosed to the Bank in writing prior to the date hereof, such financial statements are complete and correct in all material respects, and fairly reflect the financial condition of the Company as at such dates and the results of operations of the Company for the periods ended on such dates. Since February 19, 2006, no material or adverse change has occurred in the businesses property or condition (financial or other) of the Company except as disclosed to the Bank in writing prior to the date hereof.

     4.4 Tax Returns and Payments. The Company has filed all tax returns required by law to be filed and has paid all taxes, assessments and other governmental charges levied upon any of its properties, assets, income or franchises, other than those not yet delinquent. The charges, accruals and reserves on the books of the Company in respect to income taxes for all


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

fiscal periods are adequate in the opinion of the Company, and the Company knows of no unpaid assessment for additional income taxes for any fiscal period or of any basis therefor.

     4.5 Titles to Properties: Liens. The Company has good and marketable title to all of its properties, in each case including the properties and assets reflected in the balance sheet as of February 19, 2006, except properties held under leases which are capitalized in accordance with GAAP and except properties and assets disposed of since the date of such balance sheet in the ordinary course of business, and none of such properties or assets is subject to any Lien except as permitted by Section 6.1(a). The Company enjoys peaceful and undisturbed possession under all leases under which it operates, and all of such leases are valid, subsisting and in full force and effect. None of such leases contains any provision restricting incurrence of Indebtedness by the Company, or any provision which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the operations of the Company under any such lease.

     4.6 Litigation, Etc. There is no action, proceeding or investigation pending or, to the Company's knowledge, threatened (or any basis therefor known to the Company) which questions the validity of this Agreement, the Notes or any of the Loan Documents, or any action taken or to be taken pursuant hereto or thereto, or which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or its properties and assets or in any material liability on the part of the Company except as set forth on Schedule 4.6.

     4.7 Compliance with Other Instruments, Etc. The Company is not in violation of any provision of its Certificate of Incorporation or Bylaws, as amended to date, or to the Company's knowledge, of any agreement, instrument, judgment, decree, order, statute or governmental law, rule or regulation applicable to the Company and the execution, delivery and performance of this Agreement, the Notes or any of the Loan Documents will not result in any such violation or be in conflict with or constitute a default under any such provisions or result in the creation of any Lien upon any of the properties or assets of the Company which now or in the future may (so far as the Company can now foresee) materially and adversely affect the business, operations, affairs or condition of the Company or its properties or assets.

     4.8 ERISA. Without in any way limiting the scope of Section 4.7, the Company has not (a) incurred any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA") (b) incurred any material liability to the Pension Benefit Guaranty Corporation established under ERISA (or any successor thereto under ERISA) in connection with any employee benefit plan established or maintained by the Company; nor (c) had any tax assessed against it by the Internal Revenue Service for any alleged violation under Section 4975 of the Internal Revenue Code.

     4.9 Patents, Trademarks, Etc. The Company owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses and rights in respect of the foregoing, necessary for the conduct of its business as now conducted, without any known conflict with the rights of others except such conflicts which would not materially and adversely affect the business of the Company.

     4.10 Liabilities. The Company has no material Liabilities, direct or contingent except (a) as disclosed in the balance sheet of the Company as of August 5, 2001; (b) as disclosed to the Bank in writing prior to the execution of this Agreement; and (c) debt, contractual commitments, canceled purchase orders, and accruals, all arising out of the ordinary course of business.

     4.11 Subsidiaries and Affiliates. The Company has no Subsidiaries or Affiliate except those set forth on Schedule 4.11 attached hereto.

     4.12 Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Bank or to special counsel for the Bank by the Company or its counsel in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Company which materially and adversely affects or in the future may (so far as the Company can now foresee) materially and adversely affect the business, operations, affairs or condition of the Company or any of its properties or assets which has not been set forth in this Agreement or in the other documents, certificates or statements furnished to the Bank by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby.

     4.13 No Governmental Approvals. No authorization, consent, approval or exemption of, or registration, qualification or filing with, any governmental authority is required to permit the execution, delivery and performance by the Company of this Agreement, the Notes, or the Security Agreements. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     4.14 Investments, Loans and Advances. The Company (a) is not a general partner in any partnership or a member in any joint venture other than as disclosed on Schedule 4.1 1, (b) does not own or hold the assets, stocks, bonds, notes or other evidence of Indebtedness or any other security of any Person other than as disclosed on Schedule 4.11 or in the financial statements delivered to the Bank pursuant to Section 4.3, nor (c) is a party to any agreement relating to commodity futures, financial futures or similar investments.

     4.15 Insurance. All of the properties and operations of the Company of a character usually insured by Persons of established reputation engaged in the same or a similar business similarly situated are adequately insured, by financially sound and reputable insurers, against loss or damage of the kinds and in the amounts customarily insured against by such Persons; and the Company carries, with such insurers in customary amounts, such other insurance, including public and product liability insurance, as is usually carried by Persons of established reputation engaged in the same or a similar business similarly situated.

     4.16 Environmental Matters. To the best of the Company's knowledge, there are no materials presently located- on any real property owned by, leased to or operated by the Company which are radioactive or toxic, or which under federal, state or local law, statute, ordinance or regulations, or court or administrative order or decree, or private agreement (the "Environmental Requirements") require special handling in collection, storage, treatment or disposal ("Hazardous Materials") which are not being handled in accordance with the Environmental Requirements and no part of such real property has been contaminated by any Hazardous Materials.

     4.17 Security. Each Note is entitled to the benefits of, and is secured by valid Liens created by the Security Agreements.

     4.18 Perfection. The provisions of the Security Agreements are effective to create in favor of the Bank legal, valid and enforceable security interests in all right, title and interest of the Company in the Collateral, as defined therein. All necessary filings, recordings and actions have been taken so that the security interests created by the Security Agreements constitute perfected security interests in all right, title and interest of the Company in the Collateral superior in right to any "Collateral Interest" (as defined below), existing or future, which the Company or any third Person may have against the Collateral or interests therein except as expressly permitted under this Agreement or the Security Agreements, and such filings are the only filings necessary to give constructive notice to third Persons of the security interest created thereby. The term "Collateral Interest" shall include Liens created under the Uniform Commercial Code, Liens of record, and consensual Liens created by the Company which are not of record.

     4.19. Stock Redemption. Since October 1, 2001, the Company has redeemed 197,033 shares of is issued and outstanding common stock and has paid a total of $2,898,196 in such redemptions.

     4.20 Franchises. The Company is not in material default of any of its obligations under any franchise agreement and each franchise agreement to which the Company is a party is in full force and effect and the terms thereof comply in all material respects with all applicable laws and regulations. The Company has not received from any other party to a franchise agreement any written notice of default or intent to terminate. All registrations, disclosure requirements and filings related to the Company's registration to sell franchises are current and comply in all material respects with all applicable laws and regulations in all jurisdictions where any such Person is engaged in franchise-related activities. The Company has not offered to sell franchises in any state in which the Company was required to be registered to sell franchises but was not so registered.

                                    SECTION 5

                              AFFIRMATIVE COVENANTS

     Until all Loans and other sums due and owing under this Agreement to the Bank have been paid in full and the Company no longer has any right to borrow hereunder, the Company covenants and agrees as follows.

     5.1 Use of Proceeds. The Company shall use the Loan proceeds disbursed pursuant to this Agreement for (a) repayment of term indebtedness owing to the Bank, (b) store expansion, (c) common stock repurchases and (d) general working capital purposes; provided, however, that the maximum amount of Loan proceeds that may be used to repurchase common stock subsequent to the date of this Agreement is $1,000,000.

     5.2 Periodic Financial Statements. The Company shall furnish to the Bank:

          (a) Within 45 days after the end of its first three quarterly accounting periods of its fiscal year (i) a balance sheet of the Company as at the close of such period; (ii) a consolidated statement of operations for the Company for such period and for the year to date; and (iii) a consolidated statement of cash flows as at the close of such period; (iv) calculations of Adjusted EBITDA and EBITDAR for such quarterly period; and (v) in comparative form, figures for the actual results for the corresponding quarterly and year-to-date periods in the immediately preceding fiscal year ; all in reasonable detail, prepared in accordance with GAAP and certified as complete and correct, subject to changes resulting from year-end adjustments, by the chief financial officer of the Company.

          (b) On or before the 20th day after each four week accounting period,
(i) a statement of operations for each of the Company's restaurants for such four week period; (ii) a statement of operations all of the Company's restaurants for such four week period (presented on an aggregate basis); (iii) a calculation of Total Debt as at the close of such four week period; and (iv) in comparative form with respect to the financial information provided pursuant to clauses (i) and (ii) of this Section 5.2(b), figures for the actual results for the corresponding four week and year-to-date periods in the immediately preceding fiscal year; all in reasonable detail, prepared in accordance with GAAP and certified as complete and correct, subject to changes resulting from year-end adjustments, by the chief financial officer of the Company.

          (c) Within 45 days after the end of each quarterly accounting period of the Company's fiscal year, a report that lists (i) all new store openings in such quarter, (ii) the addresses of all new stores (including the county where such store is located), (iii) the consummation of any Permitted Sale/Leaseback; and (iv) the total number of shares of the common stock of the Company redeemed by the Company, and the total of the redemption prices paid by the Company, during such quarter.

     5.3 Annual Financial Statements. The Company shall furnish to the Bank within 90 days after the close of each fiscal year a complete annual audit report, including (a) a consolidated balance sheet of the Company as at the end of such fiscal year and (b) consolidated statements of operations, shareholders' equity and cash flow for such fiscal year, setting forth in each case of subsections (a) and (b), in comparative form, corresponding figures for the period covered by the preceding annual audit and as of the end of the preceding fiscal year; all in reasonable detail and prepared in accordance with GAAP and accompanied by an unqualified opinion thereon of Deloitte & Touche, or other independent auditors of recognized national standing selected by the Company and acceptable to the Bank.

     5.4 Quarterly Compliance Certificate. The quarterly and annual financial statements furnished pursuant to Sections 5.2 and 5.3 shall be accompanied by a certificate of the chief financial officer of the Company:

               (a) No Event of Default. Stating that except as disclosed in the certificate, such officer, after reasonable investigation, has no knowledge of any (i) Event of Default or (ii) Default;

               (b) Financial Ratios. Setting forth, in summary form, calculations showing the financial status of the Company (at the end of, or, in the case of incurrence tests, during such accounting Period) in respect of the restrictions contained in Sections 6.2 and 6.3 hereof; and

               (c) Interest Rate. Setting forth, in summary form, calculations showing the ratio set forth in Section 1.4(b).

     5.5 Notice of Event of Default. In addition to the certificate furnished pursuant to Section 5.4, the Company shall furnish to the Bank, forthwith upon any executive officer of the Company obtaining knowledge of any Default or Event of Default, a certificate specifying the nature and period of the existence thereof, and what action the Company has taken or is taking or proposes to take in respect thereof.

     5.6 Auditors' Certificate. The annual audit report called for by Section
5.3 shall be accompanied by a certificate prepared by the Company's independent auditors stating that except as disclosed in the certificate they have knowledge of any Event of Default or Default which relates to the financial and accounting matters set forth in Sections 6 and 7.

     5.7 Maintenance of Properties and Insurance. The Company shall at all times maintain in good repair, working order and condition all properties used or useful in the business of the Company and from time to time will make all appropriate repairs, renewals and replacements thereof- maintain insurance upon its property of such character and amounts as are usually maintained by companies engaged in like business; furnish to the Bank, upon request, a statement of its insurance coverage.

     5.8 Inspection. Upon request of the Bank, the Company shall allow any authorized representatives of the Bank to visit and inspect any of its properties, to examine and make copies of and from its books of record and account and to discuss its affairs, finances and accounts with its officers, employees and independent accountants, and shall furnish to the Bank any information regarding its business affairs and financial condition within a reasonable time after receipt of a written request therefor. Except (i) as the Bank deems it necessary in connection with the enforcement of its rights arising out of any Default or as required by law or with respect to disclosures to bank regulatory authorities or the independent auditors or counsel or the employees, officers or directors of the Bank, (ii) disclosure to any actual or potential participant or assignee of the Bank's rights under this Agreement, or (iii) as consented to by the Company, the Bank will not publish or disclose to any third Person any information gained under any inspection conducted pursuant to this
Section 5.8 unless and until such information is or becomes a matter of public knowledge.

     5.9 Payment of Taxes and Claims. The Company shall promptly pay and discharge all taxes and assessments levied and assessed or imposed upon its property or upon its income as well as all claims which, if unpaid, might by law become a Lien upon its property; provided, however, that nothing herein contained shall require the Company to pay any such taxes, assessments or claims so long as the Company shall in good faith contest the validity and stay the execution and enforcement thereof.

     5.10 Reports, Etc. The Company shall furnish to the Bank copies of all material which the Company shall send to any class of its security holders or file with the Securities and Exchange Commission or any national securities exchange including, but not limited to, all registration statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, reports on Form 8-K, proxy material and annual reports to shareholders, and any and all amendments thereof or supplements thereto, within 15 days after mailing or filing such materials.

     5.11 Preservation of Corporate Existence, Etc.: Business. Subject to the provisions of Section 6.1(d) hereof, the Company shall, at all times preserve and keep in full force and effect its corporate existence, rights and franchises. The Company will engage primarily in a business of the same general character as that now conducted.

     5.12 Compliance with Laws, Etc. The Company shall comply in all material respects with all statutes, laws, ordinances and governmental rules, regulations and orders to which it is subject or which are applicable to its business, properties and assets.

     5.13 Books and Records. The Company shall keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting procedures consistently applied, reflecting all financial transactions.

     5.14 Notice of Litigation. The Company shall notify the Bank in writing promptly of any litigation, arbitration proceeding or administrative investigation, inquiry or other proceeding to which the Company is or hereafter may become a party which may involve any risk of any material judgment or liability which would exceed the amounts covered by insurance by $100,000 or more or which may otherwise result in any materially adverse change in the business or assets or in the condition (financial or otherwise) of the Company or which may impair the ability of the Company to perform this Agreement.

     5.15 ERISA. The Company shall comply in all material respects with the applicable provisions of ERISA. The Company shall furnish to the Bank (a) as soon as possible, and in any event within one Banking Day after any executive officer of the Company knows or has reason to know that any Reportable Event (as described in ERISA) with respect to any plan of the Company has occurred, a statement of the chief financial officer of the Company setting forth details as to such Reportable Event and the action which is proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation, (b) promptly after filing with the Internal Revenue Service, copies of each annual report with respect to each plan subject to ERISA, (c) promptly upon filing with the Pension Benefit Guaranty Corporation, a copy of any notice from the Company or the administrator of any such plan to the Pension Benefit Guaranty Corporation that any such plan is to be terminated, (d) promptly after receipt thereof, a copy of any notice the Company, any such plan or the administrator of any such plan may receive from the Pension Benefit Guaranty

Corporation to terminate any such plan or to appoint a trustee to administer any such plan, (e) promptly after receipt thereof, a copy of any notice the Company or the administrator of such plan may receive from the Internal Revenue Service relating to the disqualification of any previously qualified plan, and (f) promptly after any executive officer of the Company knows or has reason to know that the Company will be involved in a withdrawal or partial withdrawal from a multiemployer plan, a statement to that effect and setting forth the details of such withdrawal or partial withdrawal, including the estimated liability of the Company with respect thereto.

     5.16 Performance of Contracts. The Company shall perform and comply with all of its agreements if non-performance thereof could materially adversely affect the business or credit of the Company or could impair the ability of the Company to perform this Agreement, the Notes or any of the Loan Documents.

     5.17 Environmental Matters. If at any time the Company obtains notice that any real property owned by, leased to or operated by the Company has located therein Hazardous Materials, the Company shall, within 30 days after receipt of such notice, take or cause to be taken, at its sole expense, such actions as may be necessary to comply with all Environmental Requirements.

     5.18. Landlord Waivers. Immediately after execution hereof, the Company shall use its best efforts to obtain from its landlords, in those jurisdictions where such landlords are given a statutory Lien superior to or pari passu with the Lien granted to the Bank under the Loan Documents, a Landlord's Waiver and Consent in a form acceptable to the Bank; provided, however, that a new Landlord's Waiver and Consent shall not be required from any landlord who already has executed a Landlord's Waiver and Consent in favor of the Bank.

     5.19. Management. The Company shall retain Todd B. Barnum in the capacity of Chairman of the Board and Chief Executive Officer of the Company, or Mr. Barnum shall have been replaced by an individual performing similar duties who shall be satisfactory to the Bank within 180 days from the date Mr. Barnum shall cease to function in such capacity.

     5.20. Bank Accounts. The Company will establish and maintain the Bank as its principal bank of account and primary depositary. The Company will, at all times, maintain a compensating balance of at least $100,000 in its depository account maintained at the Bank.

     5.21 Board Information Rights. The Company shall (i) give the Bank notice of all meetings (including regularly scheduled meetings, special meetings and emergency meetings) and other activities of the Board of Directors (or comparable governing body) of the Company and all committees thereof, at the same time and in the same manner as furnished to directors, (ii) provide the Bank with all material notices, documents and information furnished to directors whether at or in anticipation of a meeting, an action by written consents or otherwise, at the same time and in the same manner as furnished to such directors, (iii) provide the Bank with copies of the minutes of all such meetings at the time and in the same manner such minutes are furnished to directors, (iv) cause regularly-scheduled meetings of directors to be held no less frequently than quarterly, and (v) within ten (10) Banking Days of any such meeting, make available to the

Bank, either by phone or in person, at a mutually agreeable time, Company's executive officers and chairman of the board to discuss agenda items at the most recent board meeting and other items relevant to the Company or this agreement with the Bank.

                                    SECTION 6

                               NEGATIVE COVENANTS

     Until all Loans and other sums due and owing under this Agreement to the Bank have been paid and the Company no longer has the right to borrow hereunder, unless the Bank shall have otherwise agreed in writing, the Company covenants and agrees as follows.

     6.1 Restrictions. The Company will not either directly or indirectly:

          (a) Liens. Create, assume, or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind (collectively, "Liens") upon any of its property or assets, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income, except.

               (i) Liens securing taxes, assessments, fees or other governmental charges or levies or securing the claims of materialmen, mechanics, carriers, warehousemen, landlords and other similar persons, the payment of which is not at the time required by Section 5.9;

               (ii) Liens incurred or deposits made in the ordinary course of business (A) in connection with workers' compensation, unemployment insurance, social security and other similar laws, or (B) to secure the performance of bids, tenders, sales, contracts, public or statutory obligations, surety, customs, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the purchase price of property;

               (iii) Attachment, judgment and other similar Liens arising in connection with court proceedings, provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are currently being contested in good faith by appropriate proceedings and as to which the Company shall have set aside on its books adequate reserves in accordance with GAAP;

               (iv) Easements, rights of way, restrictions, leases,
                    installations of public utilities, title imperfections and restrictions, reservations in land patents, zoning ordinances and other similar encumbrances affecting real or tangible personal property, which in the aggregate do not materially detract from the value of such property or materially impair its use in the operations of the business of the Company taken as a whole;

               (v) Liens securing purchase money obligations respecting personal property of the Company so long as such Liens apply only to the personal property being purchased or leased and not otherwise subject to the Lien of the Bank;

               (vi) Other Liens existing on the date hereof to the extent shown in Schedule 6.1 attached hereto;

               (vii) Liens securing the repayment of Indebtedness owed by the
                    Company to the Bank;

               (viii) Liens securing obligations with respect to capital leases;
                    provided that the aggregate amount of the obligations at any time outstanding secured by such Liens shall not exceed $1,500,000; and

               (ix) Liens related to Indebtedness incurred in a Permitted
                    Sale/Leaseback.

          (b) Subsidiaries. Create or suffer to exist any Subsidiaries other than those listed on Schedule 4.11 hereof unless such Subsidiaries sign the appropriate documentation subjecting each such Subsidiary to the terms and conditions of this Agreement including, without limitation, terms which evidence that the repayment of the Indebtedness is secured by all of the assets of such Subsidiary.

          (c) Contingent Liabilities. Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any one or more Persons if the amount of all such guaranties, endorsements, and other contingent Liabilities at any one time outstanding exceeds $100,000 except those liabilities associated with the establishment of a new wholly-owned subsidiary, the sole purpose of which is to operate one or more Italian theme restaurants, or become a general partner in any partnership other than (i) those partnerships reflected in Schedule 6.1(c) or (ii) those partnerships established to own and operate one or more Max & Erma's restaurants as long as the partnership(s) are consolidated into the financial statements of the Company provided to the Bank pursuant to Sections 5.2 and 5.3 hereof and such partnerships and the Company execute documents, in form and substance acceptable to the Bank, that allow the Bank to obtain a first priority security interest in the assets of the partnerships, prohibit transfers of assets from the Company to the partnerships and prohibit the assumption of partnership Indebtedness by the Company or Liabilities by Borrower..

          (d) Merger, Consolidation and Sale of Assets; Change of Control; Change of Management. Merge or consolidate with any other Person, or liquidate, or sell, lease, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) any assets the value of which exceeds $500,000 in the aggregate in any fiscal year, other than (x) obsolete equipment no longer used or useful in the conduct of business or (y) pursuant to a Permitted Sale/Leaseback with an Approved Sale/Leaseback Creditor or (z) pursuant to Permitted Restaurant Closure. "Permitted Restaurant Closures" means the closing of an underperforming restaurant, provided, however that (A) the cash costs incurred in connection with all Permitted Restaurant Closures shall not exceed $500,000 in the aggregate in any fiscal year and (B) the net proceeds received by the Borrower in connection with such Permitted Restaurant Closures in excess of $500,000 in the aggregate in any fiscal year shall be used to repay the Term Loan or, if the Bank elects not to apply all of the net proceeds to the Term Loan or if the net proceeds exceed the then outstanding obligations with respect to the Term Loan, then that portion of the net proceeds not applied to the Term Loan shall prepay the Subordinated Debt. The Company shall not suffer a Change of Control to occur. "Change Of Control" means that the individuals serving as the officers and the Board of Directors of the Company as of the date of this Agreement fail to own at least 30% of the outstanding common stock of the Company or the replacement of a majority of the Board of Directors of the Company from the directors who constituted the Board of Directors on the date of this Agreement, for any reason other than death, retirement or disability, and such replacement shall not have been approved by the Board of Directors of the Company as constituted on the date of this Agreement (or as such Board of Directors has been changed over time with the approval of the then-existing Board of Directors of the Company), provided that the Directors must include Todd B. Barnum and William C. Niegsch, Jr., in each case without the prior written consent of the Bank.. Without the prior written consent of the Bank, the Company shall not suffer a change in management of the Company such that Todd B. Barnum is no longer the Chairman of the Board of Directors and William C. Niegsch, Jr. is no longer an officer of the Company.

          (e) Sale and Leaseback. Enter into any agreement with any Person providing for the leasing by the Company of real or personal property which has been or is to be sold or transferred by the Company to such Person or of real or personal property intended to be used for substantially the same purpose as the property sold or transferred by the Company; provided, however, that any future sale and leaseback transaction with Franchise Finance Corporation of America, General Electric Capital Corporation or any other creditor that issues a commitment (in form and substance satisfactory to the Bank) to provide sale/leaseback financing to the Company (an "Approved Sale/Leaseback Creditor") shall be deemed to be permitted hereunder if it meets all the following conditions: (1) no Default or Event of Default exists hereunder or would exist after giving effect to such transaction and (2) the Company has received reasonably equivalent value in the transaction (a "Permitted Sale/Leaseback"). Notwithstanding the foregoing, the Company shall not invest more than $100,000 for any new restaurant opened pursuant to a sale and leaseback transaction, prior to the Company receiving a commitment from a third party to purchase such new restaurant for at least $2,000,000 and subject to market lease terms.

          (f) Accounts Receivable. Discount or sell any of its notes or accounts receivable.

          (g) Investments. Acquire or purchase the assets of any Person or acquire or purchase the outstanding securities of any Person, or make any additional investments in or capital contributions to any Person; provided, however, that this prohibition shall not apply to the following: (i) purchases of (A) U. S. Government securities directly or pursuant to repurchase agreements with the Bank, (B) certificates of deposit of the Bank and (C) commercial paper rated A-1 or P-1 if all of such investments have a maturity of one year or less; or (ii) any such purchase or acquisition of assets for the sole purpose of establishing or converting such assets into one or more Max & Erma's restaurants as long as (A) the assets are consolidated into the financial statements of the Company provided to the Bank pursuant to Sections 5.2 and 5.3 hereof and (B) the Company executes documents, in form and substance acceptable to the Bank, that allow the Bank to obtain a first priority security interest in such assets, prohibit the transfer of assets from the Company to any entity owning the assets and prohibit the assumption of Indebtedness by the Company in connection with the acquisition of such assets.

          (h) Loans and Advances. Make any loans or advances in excess of an aggregate of $100,000 at any one time outstanding.

     6.2 Financial Ratios. The Company will not:

          (a) Current Ratio. After November 1, 2005, permit the ratio of Current Assets to Current Liabilities at any time to be less than 0.35 to 1.

          (b) Liabilities/Tangible Net Worth Ratio. Permit the ratio of Liabilities to Tangible Net Worth to exceed (i) 5.35 to 1.00 on February 1, 2006 through October 31, 2006, (ii) 5.15 to 1.00 on November 1, 2006 through October 31, 2007 and (v) 4.75 to 1.00 on November 1, 2007 and thereafter.

          (c) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio shall not be less than (i) 1.20 to 1.00 through October 31, 2007, (ii) 1.25 to 1.00 from November 1, 2007 through October 31, 2008 and (iii) 1.35 to 1.00 thereafter. "Fixed Charge Coverage Ratio" means, for the Company during the Fiscal Period being measured, the quotient of (a) the sum of (i) Adjusted EBITDA minus (ii) during the Fiscal Period this ratio is being measured, Store Capital Expenditures in the prior 12 months divided by (b) the sum of (x) current maturities of other long term indebtedness plus (v) current maturities of capitalized lease obligations plus (z) Cash Interest Expense. "Store Capital Expenditures" means the actual Capital Expenditures on restaurants during the Fiscal Period that have been open for 12 months or more. "Cash Interest Expense" means for any Fiscal Period, total interest obligations of the Company for such period required to be paid in cash in respect of all outstanding Indebtedness, without regard to any waiver, consent or other forbearance with respect thereto, whether paid, accrued, expensed or capitalized (except for construction period interest), and includes without limitation, all such cash obligations in the forms of commissions, discounts, commitment fees and other fees and charges owed in respect of such Indebtedness, including that portion of any lease payment under a capitalized lease obligation that would be treated as interest under GAAP, and any interest on Indebtedness used to finance working capital.

          (d) Total Debt to Adjusted EBITDA. At the end of any Fiscal Period commencing (i) on the date hereof and ending on May 14, 2006, permit the ratio of (a) the Company's Indebtedness including any Subordinated Debt (the "Total Debt") during the Fiscal

Period being measured to (b) the Company's Adjusted EBITDA during the Fiscal Period being measured to be greater than 3.50 to 1.00; (ii) on May 15, 2006 and ending on October 31, 2007, permit the ratio of (a) the Company's Total Debt during the Fiscal Period being measured to (b) the Company's Adjusted EBITDA during the Fiscal Period being measured to be greater than 3.25 to 1.00; and
(iii) on November 1, 2007 and thereafter, permit the ratio of (a) the Company's Total Debt during the Fiscal Period being measured to (b) the Company's Adjusted EBITDA during the Fiscal Period being measured to be greater than 3.00 to 1.00.

          (e) Tangible Net Worth. Permit its Tangible Net Worth to be less than
(i) $11,000,000 (the "Base Amount") from the date hereof through October 29, 2006 and (ii) thereafter, the Base Amount plus $1,000,000 (as of the last day of each ensuing fiscal year) until the later of the Revolving Credit Maturity Date, the Draw Loan Maturity Date or the Term Loan Maturity Date.

          (f) Trailing Twelve Months Adjusted EBITDA. Permit the Company's Adjusted EBITDA for the quarter ended (plus the three immediately preceding fiscal quarters) to be less than (i) $8,500,000 as of April 30, 2006, (ii) $9,000,000 as of August 6, 2006 and October 29, 2006, and (iii) $9,500,000 as of
each Fiscal Period thereafter.

          (g) Senior Debt to Adjusted EBITDA. At the end of any Fiscal Period commencing (1) on November 1, 2005 and ending on May 14, 2006, permit the ratio of (i) the Company's Indebtedness less any Subordinated Debt (the "Senior Debt") during the Fiscal Period being measured to (ii) the Company's Adjusted EBITDA during the Fiscal Period being measured to be greater than 2.75 to 1.00; (2) on May 15, 2006 and ending on October 29, 2006, permit the ratio of (i) the Company's Senior Debt during the Fiscal Period being measured to (ii) the Company's Adjusted EBITDA during the Fiscal Period being measured to be greater than 2.50 to 1.00; (3) on October 30, 2006 through October 31, 2007, permit the ratio of (i) the Company's Senior Debt during the Fiscal Period being measured to (ii) the Company's Adjusted EBITDA during the Fiscal Period being measured to be greater than 2.25 to 1.00 and (4) on November 1, 2007 and thereafter, permit the ratio of (i) the Company's Senior Debt during the Fiscal Period being measured to (ii) the Company's Adjusted EBITDA during the Fiscal Period being measured to be greater than 2.00 to 1.00.

          (h) Financial Ratio Test. Permit the Financial Ratio (1) to be more than 6.25 to 1.00 from November 1, 2005 through August 6, 2006, then (2) to be more than 6.00 to 1.00 from August 7, 2006 through October 29, 2006, (3) to be more than 5.80 to 1.00 from October 30, 2006 through October 31, 2007 and (4) to be more than 5.75 to 1.00 thereafter. "Financial Ratio" shall mean the sum of the Total Debt (as defined in Section 6.2(d) hereof) of the Company plus the product of the Company's rent expense, including common area charges but excluding taxes and insurance, related to all operating leases ("Rental Expense") multiplied by eight (8), as such sum is divided by EBITDAR. "EBITDAR" means Adjusted EBITDA plus Rental Expense of the Company.

     6.3 Dividends and Purchases. The Company will not declare or pay any dividends on, or make any distribution with respect to, any shares of capital stock of the Company of any class.

     6.4 Transactions with Affiliates. The Company will not enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any Affiliate of the Company except in the ordinary course of and pursuant to the reasonable requirements of the business of the Company and upon fair and reasonable terms no less favorable to the Company than would obtain in an arm's length transaction with a Person not an Affiliate of the Company.

     6.5 Limitation on Store Openings; Notice of Store Openings. The Company will not open more than ten new stores per fiscal year. The Company will notify the Bank of each new store opening by delivering an updated Exhibit B that contains a complete list of all the Company's operating stores. Exhibit B attached hereto is a complete list of all the Company's operating stores.

     6.6 Subordinated Debt Funding. If the Company has not received $7,000,000 in gross proceeds from the issuance of Subordinated Debt by the Subordinated Debt Funding Date, then the Company shall be required to comply with different financial covenants than those set forth in Section 6.2 above (the "New Covenants"). The Bank shall be entitled to have the Company authorize the New Covenants in an amendment to this Agreement within thirty (30) days after the Subordinated Debt Funding Date.

                                    SECTION 7

                         EVENTS OF DEFAULT AND REMEDIES

     If any of the following events ("Events of Default") shall occur and be continuing:

          (a) Principal Payments. The Company shall default in the payment of the principal of the Notes when and as the same shall become due and payable, after having received written notification of such payment being due, whether at the due date thereof or by acceleration or otherwise;

          (b) Interest Payments and Fees. The Company shall default in the payment of interest on the Notes, or the payment of any Commitment Fee, when and as the same shall become due and payable, whether at the due date thereof or by acceleration or otherwise, provided such default shall continue for a period of 10 days;

          (c) Representations and Warranties. Any representation or warranty made by the Company in this Agreement or in connection with any Loans hereunder, or in any Loan Document, agreement, report, certificate, financial statement, or other instrument furnished in connection with this Agreement or the Loans hereunder shall prove to be false or misleading in any material respect;

          (d) Negative Covenants. The Company shall fail to observe or perform any covenant, condition or agreement in Section 6 of this Agreement;

          (e) Other Covenants. The Company shall fail to observe or perform any covenant, condition or agreement (other than those mentioned in Section 6) to be observed or performed pursuant to the terms hereof or the terms of any Loan Document, provided such default shall continue unremedied for 30 days after written notice thereof to the Company by the Bank;

          (f) Cross Default. (i) The Company or any Subsidiary shall default with respect to the payment of any Indebtedness other than Indebtedness represented by the Notes, or (ii) any event or condition shall occur which enables the holder of any Indebtedness (other than Indebtedness represented by the Notes) or any Person acting on such holder's behalf to accelerate the maturity thereof, or (iii) the holder of any Indebtedness other than Indebtedness represented by the Notes shall accelerate the maturity of such Indebtedness; provided no Default under this Section 7(f) shall be deemed to occur where the amount, individually or in the aggregate, of such Indebtedness does not exceed $200,000;

          (g) Judgments. One or more judgments from which no appeal may be taken or with respect to which the time to appeal has expired for the payment of money aggregating $200,000 or more shall be rendered against the Company and/or any Subsidiary and the same shall remain undischarged for a period of 30 consecutive days during which the execution shall not be effectively stayed;

          (h) Bankruptcy, Etc. The Company shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator for it or for any of its property- (ii) admit in writing its inability to pay its debts as they mature;
(iii) make a general assignment for the benefit of creditors; (iv) be adjudicated a bankrupt or insolvent; or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or answer admitting the material allegations of a petition filed against it in any proceeding under any such law or if corporate action shall be taken by the Company for the purpose of effecting any of the foregoing;

          (i) Reorganization, Receiver, Etc. An order, judgment or decree shall be entered without the application, approval or consent of the Company by any court of competent jurisdiction, approving a petition seeking reorganization of the Company or appointing a receiver, trustee or liquidator of the Company or of all or a substantial part of the assets thereof, and such order, judgment or decree shall continue unstayed and in effect for any period of 60 days,

          (j) ERISA. A Reportable Event (as defined in ERISA) shall have occurred with respect to any Plan (as defined therein) and, within 30 days after the reporting of such Reportable Event to the Bank, the Bank shall have notified the Company in writing that (i) it has made a determination that, on the basis of such Reportable Event, there are reasonable grounds for the termination of such Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such Plan; and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan;

          (k) Collateral Default. Any default shall occur pursuant to the terms of any of the Loan Documents.

          then (i) the Bank at any time thereafter during the continuance of any such Event of Default specified above (other than in Section (h) or (i)), may, by written notice to the Company terminate the Commitment of the Bank (if still in existence), and declare the entire principal amount of the Notes to be due and payable forthwith, whereupon the Notes including all principal and interest and all other amounts payable hereunder or under any Loan Document shall forthwith become due and payable; and (ii) automatically upon the occurrence of any of the events specified in Section (h) or (i) the Commitment of the Bank shall terminate (if still in existence) and the Notes, including all principal and interest and all other amounts payable hereunder or under any Loan Document shall become immediately due and payable, in either case without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes or the Loan Documents to the contrary notwithstanding.

                                    SECTION 8

                           ASSIGNMENTS/PARTICIPATIONS

     8.1 Assignment by the Company. The Company may not assign its rights or obligations hereunder or under the Notes without the prior written consent of the Bank.

     8.2 Assignments by the Bank. The Bank may assign any of the Loans, the Notes, or its Commitment without the prior consent of the Company.

     8.3 Participations. The Bank may sell or agree to sell to one or more other Persons a participation in all or any part of any Loans held by it or any Loan made or to be made by it.

     8.4 Information. Upon the request of the Bank, the Company shall furnish any information concerning the Company required to be furnished under this Agreement to assignees and participants (including prospective assignees and participants).

                                    SECTION 9

                                   DEFINITIONS

     9.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings specified.

          "Adjusted EBITDA" means, with respect to any period, the sum of (1) net income plus (2) Impairment Charges plus (3) non-recurring charges, to the extent reflected in net income plus (4) amortization and depreciation plus (5) interest expense plus (6) income tax expense plus

(7) cash operating losses at closed restaurants minus (8) non-recurring gains, to the extent reflected in net income; provided, however that for purposes of computing Adjusted EBITDA, the sum of Impairment Charges and cash operating losses from closed restaurants shall not exceed $2,500,000 in any Fiscal Period.

          "Affiliate" with respect to any Person shall mean each Person that directly or indirectly (through one or more intermediaries or otherwise), controls, is controlled by, or is under common control with such Person.

          "Agreement" is defined in the preamble.

          "Approved Sale/Leaseback Creditor" is defined at Section 6.1(e).

          "Bank" is identified in the preamble.

          "Banking Days" shall mean days other than Saturdays, Sundays and other legal holidays or days on which the principal office of the Bank is closed.

          "Capital Expenditures" shall mean, as to any Person, for any period, expenditures (including the aggregate amount due under capital leases incurred during such period but excluding such amounts under capital leases of assets as to which inclusion of which would cause such amount to be double counted for such period) made by such Person to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements) during such period, computed in accordance with GAAP.

          "Commitment" is defined at Section 1.1.2.

          "Commitment Fee" is defined at Section 1.3.

          "Company" is identified in the preamble.

          "Current Assets" shall mean all assets which may properly be classified as current assets in accordance with GAAP.

          "Current Liabilities" shall mean all Liabilities as may properly be classified as current Liabilities in accordance with GAAP and, prior to the later of the Revolving Credit Maturity Date (or the Extended Maturity Date), the Term Loan Maturity Date (as extended) or the Draw Loan Maturity Date, shall include the amount of all Loans which are outstanding hereunder which are due within the next twelve months.

          "Default" shall mean any condition or event which constitutes an Event of Default or which would become an Event of Default with the giving of notice or lapse of time or both (unless cured or waived).

          "Draw Commitment" is defined at Section 1.1.4.

          "Draw Loan" is defined at Section 1.1.4.

          "Draw Loan Maturity Date" means December 31, 2007.

          "Draw Note" is defined at Section 1.1.2.

          "Draw Note Conditions Precedent" is defined at Section 1.1.4(a).

          "Draw Note Conditions Subsequent" is defined at Section 1.1.4(a).

          "Draw Note Conversion Date" is defined at Section 1.1.4.

          "Environmental Requirements" is defined at Section 4.16.

          "ERISA" is defined at Section 4.8.

          "Events of Default" is defined at Section 7.

          "Fiscal Period" for purposes of calculating the ratios, the Period will end on each fiscal quarter end date, and will include the immediately preceding four fiscal quarters.

          "GAAP" means generally accepted accounting principles consistently applied, as reflected in the financial statements delivered pursuant to Section
4.3 hereof.

          "Hazardous Materials" is defined at Section 4.16.

          "Impairment Charges" shall mean impairment charges determined in accordance with GAAP.

          "Indebtedness" shall mean any Liabilities representing obligations for borrowed money or the deferred purchase price of property or services (except accruals and trade accounts payable arising in the ordinary course of business) including, without limitation, capitalized lease obligations, and Liabilities similar to the foregoing of other Persons which are secured by a Lien on any asset of the Company, or guaranteed directly or indirectly by the Company; provided, however, that Indebtedness shall not include any Capital Expenditures which qualify for a Permitted Sale/Leaseback with an Approved Sale/Leaseback Creditor.

          "Inventory" shall mean all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in the business of the Company or used in connection with the manufacturing, packing, shipping, advertising, selling or finishing of such goods, merchandise and other personal property, and all goods, merchandise and other personal property wherever located, to be furnished by the Company under any contract or contract for service or held for sale or lease, whether now owned or hereafter acquired, and all documents of title or other documents representing the foregoing.

          "Letter of Credit" means a commercial letter of credit issued hereunder by the Bank pursuant to this Agreement on behalf of the Company.

          "Liabilities" as applied to any Person, shall mean (a) all items (except items of capital stock of capital surplus, of general contingency reserves or of retained earnings and amounts attributable to minority interest, if any) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Liabilities are to be determined, including specifically capitalized lease obligations and the reimbursement obligations under a Letter of Credit and (b) all obligations secured by any Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the obligations secured thereby shall have been assumed (excluding non-capitalized leases which may amount to title retention agreements).

          "Liens" are identified at Section 6.1 (a).

          "Loan" shall mean a loan made by the Bank pursuant to Section 1, including without limitation Draw Loans, Revolving Credit Loans and Term Loans.

          "Loan Documents" shall mean the Notes, the Security Agreements and all other documents, instruments and certificates to be delivered hereunder or thereunder.

          "Maximum Commitment" is defined at Section 1.1.2.

          "Net Income" shall mean for any period the net income (loss) of the Company incurred during such period as determined in accordance with GAAP.

          "Notes" is defined at Section 1.1.2.

          "Permitted Sale/Leaseback" is defined at Section 6.1(e).

          "Person" shall mean and include an individual, partnership, corporation, trust, unincorporated organization, a government or any department or agency thereof or any other entity.

          "Prime Rate" is defined at Section 1.4(b).

          "Revolving Commitment" is defined at Section 1.1.3.

          "Revolving Credit Loan" means a Loan made pursuant to the Revolving Commitment.

          "Revolving Credit Maturity Date" is defined at Section 1.1.3.

          "Revolving Note" is defined at Section 1.1.2.

          "Security Agreements" is defined at Section 3.1 (b).

          "Subordinated Debt" shall mean all unsecured Indebtedness of the Company maturing more than 12 months from the date of determination thereof which in each case shall be subordinated to all Loans and all other amounts owed to the Bank, all on specific terms and conditions satisfactory to and approved in writing by the Bank prior to the incurrence thereof.

          "Subordinated Debt Funding Date" shall mean the closing date of the issuance of certain subordinated debt, which shall be no later than May 31, 2006.

          "Subsidiary" shall mean any corporation which is incorporated under the laws of the United States or Canada at least a majority of the outstanding voting stock of which shall, at the time as of which any determination is being made, be owned by the Company either directly or through Subsidiaries.

          "Tangible Net Worth" shall mean the total of the capital stock (net of treasury stock), paid in surplus and retained earnings (deficit) as determined in accordance with GAAP, minus the following items (without duplication of deductions), if any, appearing on the balance sheet of the Company:

          (a) all deferred charges (net of amortization) excluding deferred income tax assets;

          (b) the book amount of all assets which would be treated as intangibles (including capital leases) under GAAP, including, without limitation, such items as good will, unamortized debt discount and expense and corporate organization expenses, treasury stock, trademarks, trademark applications, trade names, service marks, brand names, copyrights, patents, patent applications and licenses, and rights with respect to the foregoing; and

          (c) any write-up in the book amount of any asset resulting from a revaluation thereof from the book amount entered upon acquisition.

          "Term Loan Maturity Date" is defined at Section 1.1.2.

          "Term Note" is defined at Section 1.1.2.

          "Wholly Owned Subsidiary" shall mean a Subsidiary, all of the voting stock (other than directors' qualifying shares) of which and all other stock and equity securities of which are owned by the Company, or by the Company and one or more Wholly Owned Subsidiaries.

     9.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements of the Company at the date hereof.

                                   SECTION 10

                                  MISCELLANEOUS

     10.1 Term of Agreement: Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by the Bank of the Loans and the execution and delivery to the Bank of the Notes and shall continue in full force and effect until the termination of the Commitment or until payment in full of the Notes, whichever is later. Whenever in this Agreement either of the parties hereto are referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     10.2 Notices. Notices, demands and communications shall be deemed to have been properly given to the Company when deposited in the United States mail, registered or certified, postage prepaid, and addressed to the Company at P.O. Box 297830, 4849 Evanswood Drive, Columbus, OH 43229, Attention- Chief Financial Officer, whether or not the same are actually received by the Company. Except for purposes of notification of an Event of Default hereunder, such communication shall be effective only upon receipt by the Company at the address indicated. Any communication to the Bank shall be deemed properly given if similarly mailed and addressed to National City Bank, 155 East Broad Street, Columbus, Ohio 43251.

     10.3 No Implied Waivers. No delay on the part of the bank in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof. The rights and remedies herein expressly specified are cumulative and not exclusive of any other rights and remedies which the Bank would otherwise have.

     10.4 Amendments, Modifications, Etc. No amendment, modification, termination, or waiver of any provision of this Agreement or of the Notes nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

     10.5 Applicable Law. This Agreement and the Notes shall be deemed to be contracts made under the laws of the State of Ohio, and for all purposes shall be construed in accordance with the laws of such state.

     10.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

     10.7 Expenses. All legal fees, costs or expenses, incurred by the Bank in connection with the preparation, execution, delivery and enforcement of this Agreement, the Notes or any of the Loan Documents shall be paid by the Company.

     10.8 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto were upon the same instrument. Complete sets of counterparts shall be lodged with the Company and the Bank.

     10.9 Merger. This Agreement, the Notes and the Loan Documents reflect the entire understanding of the parties with respect to their subject matter and supersede all prior agreements or understandings with respect thereto in their entirety.

     10.10 Headings. Headings of the sections of this Agreement are for convenience only and shall not affect the construction of this Agreement.

     10.11 Effective Date. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties.

     10.12 Confession of Judgment. The undersigned Company and all indorsers authorize any attorney at law, including an attorney engaged by the holder, to appear in any court of record in Columbus, Ohio, after the indebtedness evidenced hereby, or any part thereof, becomes due and waive the issuance and service of process and confess judgment against the undersigned and all indorsers in favor of the holder, for the amount then appearing due, together with costs of suit and, thereupon, to release all errors and waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment; and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned and all indorsers or any one or more of them. The undersigned and all indorsers hereby expressly waive any conflict of interest that the holder's attorney may have in confessing such judgment against such parties and expressly consent to the confessing attorney receiving a legal fee from the holder for confessing such judgment against such parties.

     The parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

MAX & ERMA'S RESTAURANTS, INC.          NATIONAL CITY BANK


By: /s/ William C. Niegsch, Jr.         By: /s/ Douglas E. Houser
    ---------------------------------       ------------------------------------
Name: William C. Niegsch, Jr.           Name: Douglas E. Houser
Its: Chief Financial Officer            Its: Senior Vice President